February 18, 2026	FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Kristina Waugh, 727.567.7654
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RAYMOND JAMES FINANCIAL REPORTS JANUARY 2026 OPERATING DATA

ST. PETERSBURG, Fla. - Raymond James Financial, Inc. (NYSE: RJF) today reported selected operating data for January 2026, in an effort to provide timely information to investors about monthly developments in certain key performance metrics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

“Record client assets under administration of $1.80 trillion grew 13% year-over-year and 2% over the preceding month primarily driven by higher equity markets and net asset inflows,” said CEO Paul Shoukry. “The advisor recruiting pipeline remains robust as advisors are drawn to our client-first culture and leading technology platform. As anticipated, clients’ domestic cash sweep and Enhanced Savings Program balances of $55.0 billion decreased 5% sequentially, reflecting client quarterly fee billings collected in January and continued client reinvestment activity after the seasonal build-up of program balances in the preceding month. The investment banking pipelines remain strong.”

Operating Data

	As of			% change from
$ in billions	January 31, 2026	January 31, 2025	December 31, 2025	January 31, 2025	December 31, 2025
Client assets under administration	$1,803.8	$1,590.0	$1,773.1	13%	2%
Private Client Group assets under administration	$1,739.6	$1,524.7	$1,708.5	14%	2%
Private Client Group assets in fee-based accounts	$1,062.4	$898.4	$1,040.1	18%	2%
Financial assets under management	$286.4	$250.9	$280.8	14%	2%

Bank loans, net	$53.8	$47.5	$53.4	13%	1%

Clients’ domestic cash sweep and Enhanced Savings Program balances	$55.0	$57.3	$58.1	(4)%	(5)%

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. Total client assets are $1.80 trillion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com.